EXHIBIT 23

CONSENT OF PRICEWATERHOUSECOOPERS LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-01569, 333-13943, 333-20005, 333-24615, 333-64203, 333-65211, 333-67511, 333-87905, 333-105733, 333-111480, and 333-122193) and Form S-8 (File Nos. 333-02329, 333-13481, 333-65193, 333-65221, 333-65223, 333-85549, 333-85574, and 333-105734) of New Plan Excel Realty Trust, Inc. of our report dated March 2, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 2, 2006